Exhibit 10.23

SEPARATION AGREEMENT

This Agreement is between Merge Healthcare Incorporated, its subsidiaries and related entities, which in this Agreement are referred to collectively as “Merge Healthcare” and Kenneth D. Rardin, referred to in this Agreement as Employee or “Rardin.”

1. Background. Rardin’s employment with Merge Healthcare terminated, and Rardin experienced a separation from service (as defined in section 409A of the Internal Revenue Code and applicable guidance thereunder (hereafter referred to as “Section 409A”)), effective June 4, 2008 (the “Separation Date”). Both Rardin and Merge Healthcare desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. Merge Healthcare waives any notice and cure rights relating to Rardin’s termination of employment.

2. Employment Termination. Rardin understands that his employment with Merge Healthcare ended as of the Separation Date and as of such date he is no longer entitled to any of the rights or benefits set forth in the Employment Agreement between Merge Healthcare and Rardin, dated September 6, 2006, and as amended December 27, 2007 and June 3, 2008 (the “Employment Agreement”), other than as specifically set forth in this Agreement.

3. Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), and Rardin honoring all of its terms, and in lieu of and not in addition to any rights or benefits set forth in the Employment Agreement or to which Rardin may otherwise be entitled to, all of which Rardin acknowledges and agrees he is, other than as specifically set forth herein, no longer entitled to, Merge Healthcare will provide Rardin with the following pay and benefits:

a. Severance pay equal to 80% of (i) twenty-four (24) months’ regular base pay (based on an annual regular base pay of $425,000/year) plus (ii) $892,500, less applicable withholding and deductions. Merge Healthcare and Rardin acknowledge that pursuant to the Employment Agreement, the severance pay would otherwise be paid in forty-eight (48) substantially equal installments on the 15th and final day of each month) over a twenty-four (24) month period from the Separation Date, with each installment treated as a separate “payment” for purposes of Section 409A. Accordingly, the parties believe that any benefits that would otherwise be payable (A) within 2-1/2 months after the end of Merge Healthcare’s taxable year containing the Separation Date, or (B) within 2-1/2 months after the Employee’s taxable year containing the Separation Date (the “Short Term Deferral Period”) are exempt from Section 409A. Furthermore, the severance pay benefits paid after the Short Term Deferral Period are exempt from Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those severance pay benefits is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because severance benefits are payable under the Employment Agreement only upon a separation that is “involuntary” for purposes of Section 409A. Accordingly, the parties believe that the sum of (i) the severance pay benefits that are paid within the Short Term Deferral Period and (ii) the sum of the severance pay benefits paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount are exempt from Section 409A, and, therefore, the parties agree that, notwithstanding any provision in the Employment Agreement to the contrary, shall be paid in a lump sum on the first regular payroll date following the date on which this Agreement becomes effective (see paragraph 18). Those severance pay benefits that would otherwise have been paid after the Short Term Deferral Period and that when added to the amount described in clause (ii) of the preceding sentence would exceed the Involuntary Separation Amount shall be paid to Rardin in a lump sum on January 2, 2009. The severance that is scheduled to be paid in a lump sum on January 2, 2009 shall be deposited into a rabbi trust created pursuant to subparagraph c below, within thirty (30) days after the date this Agreement is executed by Rardin and delivered to Merge Healthcare.

b. Any and all unvested stock options shall be immediately vested and capable of exercise in accord with Merge Healthcare’s 2005 Equity Incentive Plan and any option agreement that exists between Rardin and Merge Healthcare. Rardin agrees to forego exercise of, and forfeit back to the 2005 Equity Incentive Plan, any options that had been previously unexercised on the Separation Date.

c. Merge Healthcare agrees to establish on Rardin’s behalf a rabbi trust with a third party institutional trustee acceptable to Rardin (the “Rabbi Trust”), which shall be structured in a manner such that the parties agree that Rardin will not be taxed on any funds in the Rabbi Trust until such funds are actually paid to Rardin in accord with subparagraph (a) above. Rardin agrees that Bank of New York and its affiliates are an acceptable trustee for purposes of setting up the Rabbi Trust. The total amount in such Rabbi Trust, including interest thereon, will be paid to Rardin on January 2, 2009 unless the trustee has notice or has determined that Merge Healthcare is insolvent and that the payment would jeopardize the ability of Merge Healthcare to continue as a going concern or would violate applicable law. Further, the rabbi trust agreement shall include other payment provisions substantially similar to those payment provisions in the model rabbi trust provided in Section 5 of Revenue Procedure 92-64.

d. If Rardin and/or any of his dependents who are qualified beneficiaries (within the meaning of Code Section 4980B and any regulations thereunder) elect COBRA continuation coverage under any group health plan maintained by Merge Healthcare, then for eighteen (18) calendar months following the Separation Date (the “severance period”), Merge Healthcare shall pay the provider of such COBRA continuation coverage an amount toward such COBRA continuation coverage premiums equal to 80% of the difference between Rardin’s monthly COBRA premium and the monthly active management employee premium for the same coverage under such plan or for comparable coverage provided to the employees of Merge Healthcare under the then-applicable comparable plan (the “COBRA supplement”). Rardin shall be responsible for all other COBRA continuation premiums and must make arrangements for providing such payments in accord with the COBRA continuation requirements. Merge Healthcare shall pay the COBRA supplement to such provider on or before the due date for the monthly premium for each month during the severance period during which such coverage is continued by Rardin.1

e. In addition, to the extent not already paid, Rardin shall receive pay for any earned but unused vacation as of the Separation Date. Such vacation pay shall be paid out in a lump sum on the first regular payroll date following the Separation Date. The vacation payout shall be provided irrespective of whether this Agreement becomes effective notwithstanding anything to the contrary in this Agreement.

f. Nothing in this Agreement shall limit or reduce Rardin’s eligibility for coverage under any “tail” insurance policy for the directors and officers liability insurance policy of Merge Healthcare applicable to directors and officers of Merge Healthcare immediately prior to the Separation Date for any act or omission of Rardin during his employment.

g. Merge Healthcare acknowledges that it believes that the payments described above will not result in income under Section 409A to Rardin and that, under current applicable law and guidance it will not report any such payments as Code Z income in Box 12 on Rardin’s Form W-2.

4. Acknowledgement. Rardin understand that the pay and benefits provided in this Agreement will not be paid or provided unless he accepts this Agreement and it becomes effective (see paragraph 18).

5. Release. Rardin understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 9, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Merge Healthcare, its subsidiaries, related companies and affiliates and each of their officers, directors, managers, employees, members, shareholders, attorneys, accountants and agents (together the “Merge Parties”) for any personal monetary relief, losses, claims, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. Rardin understands that this release and waiver of claims includes, but is not limited to: (i) all claims relating to Rardin’s employment and the termination of that employment; (ii) any Merge Healthcare policy, practice, contract or agreement; (iii) any tort or personal injury; (iv) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (v) any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and any and all state or local laws regarding discrimination; (vi) any laws governing whistle blowing or retaliation, including but not limited to, the Sarbanes-Oxley Act; (vii) any laws or agreements that provide for punitive, exemplary or statutory damages; and (viii) any laws or agreements that provide for the payment of attorney fees, costs or expenses.

6. Non-Disparagement. Rardin agrees not to make critical, negative or disparaging remarks or written comments about the Merge Parties or Merge Healthcare’s products/services to others. Merge Healthcare similarly agrees not to make any negative or disparaging remarks or written comments about Rardin.

7. Future Employment. Rardin agrees that he is not now or hereafter entitled to employment or reemployment with Merge Healthcare and he agrees not to knowingly seek such employment, whether directly on his own or through an employment agency. Rardin further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, Merge Healthcare, its parent, subsidiaries, affiliates or related companies may completely ignore such application and fail to consider it based on this paragraph. Nothing in this paragraph, however, shall prevent Merge Healthcare from approaching Rardin with employment opportunities if it so desires.

8. Future Cooperation. Rardin agrees to cooperate with Merge Healthcare in the future and to provide to Merge Healthcare truthful information, testimony or affidavits requested in connection with any matter that arose during his employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or material personal obligations Rardin may have at the time of request. Merge Healthcare agrees to reimburse Rardin for reasonable expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Merge Healthcare. Any such reimbursable expenses shall be paid by Merge Healthcare to Rardin within sixty (60) days of receipt by Merge Healthcare of appropriate documentation for the expenses, but not later than the last day of Rardin’s taxable year following the taxable year in which the expenses were incurred. The expenses paid by Merge Healthcare during any taxable year of Rardin will not affect the expenses paid by Merge Healthcare to Rardin in another taxable year. Rardin’s right to reimbursement of such expenses is not subject to liquidation or exchange for another benefit.

9. Claims Not Waived. Rardin understands that this Agreement does not waive any claims that he may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Merge Healthcare that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Merge Healthcare that provides health insurance continuation or conversion rights; (d) for any claim over the obligations in this Agreement or their enforcement; or (e) for any claim that by law cannot be released or waived; or (f) for any rights to “tail” insurance coverage referenced in Section 3(f) above or to indemnification as in effect as of the Separation Date by Merge Healthcare under its Articles of Incorporation or By-laws with respect to expenses or liabilities, actual or alleged, covered thereby with respect to acts or omissions by Rardin occurring during Rardin’s employment by Merge Healthcare.

10. Government Cooperation. Nothing in this Agreement prohibits Rardin from cooperating with any government agency.

11. Confidentiality & Non-Compete Obligation(s). Rardin agrees and understands that this Agreement does not supersede or otherwise limit or terminate his obligations under Sections 15-18, 20 (as applicable to Sections 15-18 and 21) and 21 of his Employment Agreement; nor does this Agreement reduce Rardin’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition. The provisions of Sections 15 through 18, 20 (as applicable to Sections 15-18 and 21) and Section 21 of the Employment Agreement are incorporated herein by reference and are explicitly reaffirmed and agreed to by Rardin. Rardin acknowledges and agrees that the payments described in Section 3 hereof are, in part, additional consideration for such obligations.

12. Non-admission. Rardin and Merge Healthcare both acknowledge and agree that nothing in this Agreement is meant to suggest that Merge Healthcare has violated any law or contract or that Rardin has any claim against Merge Healthcare.

13. Voluntary Agreement. Rardin acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

14. Consulting an Attorney. Rardin acknowledges that Merge Healthcare has encouraged him to and he has consulted with an attorney of his own choice about this Agreement and every matter that it covers before signing it.

15. Obligation to Pay Attorney Fees and Costs. Rardin understands and agrees that if he violates the commitments he has made in this Agreement, Merge Healthcare may seek to recover any payments and/or benefits provided in this Agreement and that, except as provided in paragraph 16, Rardin will be responsible for paying the actual attorney fees and costs incurred by Merge Healthcare in enforcing this Agreement or in defending a claim released by paragraph 5.

Merge Healthcare understands and agrees that it will be responsible for paying the actual attorney fees and costs incurred by Rardin in successfully enforcing this Agreement or in successfully defending a claim brought by Merge Healthcare against him under this Agreement.

Payment of such fees and costs shall be made by the reimbursing party to the reimbursed party within sixty (60) days of the date on which the prevailing party was determined, but in no event later than the last day of the reimbursed party’s taxable year following the taxable year in which the prevailing party was determined. If Rardin is the prevailing party, the expenses paid by Merge Healthcare during any taxable year of Rardin will not affect the expenses paid by Merge Healthcare in another taxable year. Rardin’s right to reimbursement if he is the prevailing party is not subject to liquidation or exchange for another benefit.

For any litigation under this Agreement, Rardin and Merge Healthcare agree that such matters shall be litigated in the state or federal courts situated in Milwaukee, Wisconsin, to which jurisdiction and venue all parties consent and is proper.

16. Exception to Attorney Fees Obligation. The obligation to pay Merge Healthcare’s attorney fees and costs does not apply to an action by Rardin regarding the validity of this Agreement under the ADEA.

17. Complete Agreement. Except as provided in paragraph 11 above, Rardin understands and agrees that this document and Sections 15-18, 19 (Excise Tax Equalization Payment), 20 (as applicable to Sections 15-18 and 21) and 21 of his Employment Agreement comprise the entire agreement between he and Merge Healthcare relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.

18. Effective Date and Revocation. This Agreement shall not be effective until seven days after Rardin signs it and returns it to Justin Dearborn, Chief Executive Officer of Merge Healthcare. During that seven-day period Rardin may revoke his acceptance of this Agreement by delivering to Justin Dearborn a written statement stating he wishes to revoke this Agreement or not be bound by it.

19. Final and Binding Effect. Rardin understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.

20. Representations. By signing this Agreement Rardin represents that he has read this entire document and understands all of its terms.

21. Return of Property. Rardin acknowledges an obligation and agrees to return all Merge Healthcare property, unless otherwise specified in this paragraph. This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Merge Healthcare. In addition, Rardin agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Merge Healthcare or is maintained by Merge Healthcare or on company property. Further, except for certain computer files described in Exhibit A hereto that have been erased from his laptop and blackberry, Rardin acknowledges an obligation and agrees not to destroy, delete or disable any company property, including items, files and materials on computers and laptops.

Rardin shall be permitted to keep the laptop computer and Blackberry handset and related accessories that had been assigned to him, so long as he first returns the laptop and Blackberry to the IT Department for “cleansing” within 7 days from the date hereof.

22. 45-Day Consideration Period. Rardin may consider whether to sign and accept this Agreement for a period of forty-five days (45) from the day he received it. If this Agreement is not signed, dated and returned to Justin Dearborn within forty-six (46) days, the offer of pay and benefits described in paragraph 3 will no longer be available.

23. Comparative Data/Eligibility Criteria. Rardin acknowledges that he has received with this Agreement a list for his location of the job titles of those employees whose employment is ending on or about the Separation Date and the ages of those employees and the employees whose employment at the same location is not ending.

Date Agreement provided to Rardin: 7/15/2008

ACCEPTED:
ACCEPTED: /s/ Ken Rardin	Merge Healthcare Incorporated /s/ Steve Oreskovich

Kenneth D. Rardin Dated: 7/15/2008	Steven M. Oreskovich Chief Financial Officer 7/15/2008

EXHIBIT A

[To be completed by Kenneth Rardin]

[1]	By way of example, if the monthly COBRA continuation payment would be $250 and Rardin’s monthly active employee insurance cost would have been $100, Merge Healthcare will reduce its monthly COBRA continuation payment from $150 to $120 and Rardin shall be responsible for the remaining $130 per month with respect to his COBRA continuation coverage.